Exhibit 99.1
For further information, contact:
Danial J. Tierney, Executive Vice President
Office:  (503) 943-2679
Fax:     (503) 251-5473 / E-mail: dantierney@trm.com
TRM Corporation Wins HBG Military Canteen Contract
Düsseldorf, Germany: August 3, 2006 — International ATM deployer TRM Corporation today announced that its German subsidiary, TRM ATM Deutschland GmbH, has signed a contract to provide cash machine services to HBG Heimbetriebsgesellschaft mbH & Co throughout Germany. The contract awards TRM exclusive installation of ATMs at up to 334 German military barracks over the following 12 months. All major military barracks offer canteen and retail facilities to soldiers, military personnel, and visitors. Site by site viability assessments are now underway with the first installations expected within two months.
“This contract is a positive step for our operations in Germany and we are pleased to enhance our overall global presence. We look forward to pursuing this attractive market and geographic opportunity,” said Jeff Brotman, President and CEO of TRM Corporation.
TRM ATM Deutschland GmbH also deploys ATMs in a variety of other off-premise locations and market sectors. The German ATM market is the second largest in Europe with a relatively undeveloped off-premise sector and few independent deployers.
About TRM
TRM Corporation is a consumer services company that provides convenience ATM and photocopying services in high-traffic consumer environments. TRM’s ATM and copier customer base consists of over 30,000 retailers throughout the United States and over 38,200 ATM and copier units worldwide, including 3,800 ATMs across the United Kingdom and over 4,200 ATM and copier units in Canada. TRM has the second largest non-bank ATM network in both the United States and in the United Kingdom, and its network has a total of approximately 17,900 ATM locations throughout the United States, Canada, Great Britain, Northern Ireland and Germany.
FORWARD LOOKING STATEMENTS
Statements made in this news release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, such as consumer demand for our services; access to capital; maintaining satisfactory relationships with our banking partners; technological change; our ability to control costs and expenses; competition and our ability to successfully implement our planned growth. Additional information on these factors, which could affect our financial results, is included in our SEC filings. Finally, there may be other factors not mentioned above or included in our SEC filings that could cause actual results to differ materially from those contained in any forward-looking statement. Undue reliance should not be placed on any forward-looking statement, which reflects management’s analysis only as of the date of the statement. We assume no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws.
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